Exhibit 10.3

DISTRIBUTION, LICENSE AND SUPPLY AGREEMENT

THIS AGREEMENT, effective January 22, 2015, by and between SYNERGY STRIPS CORP., a corporation formed under the laws of the State of Nevada (“Synergy”) and KNIGHT THERAPEUTICS (BARBADOS) INC., a corporation incorporated under the laws of Barbados (“Knight )

RECITALS

WHEREAS Synergy owns or licenses all right, title and interest in and to certain patents, trademark(s) and Know-How relating to an ingestible dietary supplement product known as FOCUSFactor and including FOCUSFactor Kids;

WHEREAS Synergy owns or licenses all right, title and interest in and to certain patents, trademark(s) and Know-How relating to an ingestible dietary supplement product known as Synergy Strips;

WHEREAS Knight wishes to be appointed by Synergy as exclusive distributor, to offer to sell and sell the Licensed Products in the Territory and Synergy is willing to grant such exclusive appointment;

WHEREAS Knight wishes to procure the Licensed Products from Synergy and Synergy wishes to supply the Licensed Products to Knight;

NOW THEREFORE in consideration of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, agree as follows:

1	DEFINITIONS

1.1	Definitions. The following terms as used hereinafter in this Agreement shall have the meaning set forth in this Section:

“Additional Territory” has the meaning set forth in Section 11.

“Adverse Drug Reaction” means a noxious and unintended response to a drug, which occurs at doses normally used or tested for the diagnosis, treatment, or prevention of a disease or the modification of an organic function.

“Adverse Drug Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment.

“Affiliate” means any corporation, firm, partnership or other entity that directly or indirectly controls, is controlled by or is under common control with a Party, with “control” meaning ownership of greater than fifty percent (50%) of the voting stock or other voting interests in the Party or the right to receive over fifty percent (50%) of the profits or earnings of the Party. Such other relationship as in fact results in actual control over the management, business, and affairs of a Party shall also be deemed to constitute control.

“Agreement”, “hereto”, “hereunder”, “herein” and similar expressions mean this License, Development and Supply Agreement.

“Applicable Laws” means any law, regulation, rule, guidance, order, judgment or decree having the force of law in the Territory.

“Business Day” means any day other than (i) Saturday or Sunday or (ii) a day that is a legal holiday in either of Barbados or New York, New York, or (iii) any other day on which banks in either of Barbados or New York, New York are required to be closed.

“Calendar Quarter” means the three (3) month periods ending on March 31, June 30, September 30 and December 31 in each Calendar Year.

“Calendar Year” means, in respect of any particular year, the one (1) year period beginning on January 1 and ending on December 31.

“Commercial Sale” means any shipment of the Licensed Products in the Territory pursuant to an arm’s length sale by Knight or its Affiliates to a Third Party.

“Commercialize” means marketing, using, distributing, promoting, offering for sale, and selling the Licensed Products.

“Cost of Goods” means, with respect to the Licensed Products, the production cost of such Licensed Products (for the avoidance of doubt, including, without limitation, manufacturing oversight and quality assurance) calculated in accordance with internal cost accounting methods consistently applied by Synergy for its other similar pharmaceutical products; provided, that such methods comply with IFRS. Cost of Goods shall include direct labor, direct materials (including taxes and duties), but exclude corporate administrative overhead, any costs associated with excess capacity, any royalties or license fees payable to third parties and any other indirect costs. Notwithstanding the foregoing, in the event a Licensed Product is manufactured by a Third Party supplier and procured by Synergy, the “Cost of Goods” shall include the costs charged for such Licensed Product by such Third Party supplier to Synergy.

“Effective Date” means the date specified in the initial paragraph of this Agreement.

“Force Majeure” has the meaning set forth in Section 12.6.

“GMP” means good manufacturing practices as required under the rules of the applicable Governmental Authority in the Territory.

“Governmental Authority” means any federal, state, provincial, or municipal government body, commission, agency, board, court or tribunal in the Territory and having jurisdiction in the particular circumstances.

“IFRS” means, at any time, the International Financial Reporting Standards, promulgated by the International Accounting Standards Board, as amended, supplemented or replaced from time to time.

“Improvements” means any new indications, dosage strengths, reformulations, line extensions or other advances in, modifications or improvements to the Licensed Products.

“Initial Term” has the meaning set forth in Section 9.1.

“Know-How” means all scientific, technical, manufacturing, marketing, production, sales and other information relating to the Licensed Products that is known to or controlled by Synergy and which is reasonably necessary for the Commercialization of the Licensed Products in accordance with the terms of this Agreement.

“Launch” means the date of the first Commercial Sale in the Territory of the applicable Licensed Product.

“Licensed Products” means each of FOCUSFactor, FOCUSFactor Kids and Synergy Strip and all Improvements thereto. “Licensed Product” means either of them.

“Long Term Inability to Supply” shall mean the inability to supply at least seventy percent (70%) of the volumes of a Licensed Product indicated in the current forecast that exceeds one hundred and twenty (120) days.

“Knight Indemnified Party” has the meaning set forth in Section 8.5.

“Net Sales” means the gross amounts invoiced by or on behalf of Knight and its Affiliates for sales of Products to third parties that are not Affiliates of Knight in bona fide, arm’s-length transactions, less the following deductions if and to the extent they are (i) determined in accordance with Knight’s accounting standards which are in accordance with IFRS, (ii) actually taken by Knight or its Affiliates and (iii) included in the gross invoiced sales price of any Licensed Products or otherwise directly paid or incurred by Knight or its Affiliates with respect to the sale of Licensed Products:

(a)	cash discounts;

(b)	rebates;

(c)	direct to customer di scounts;

(d)	charge-backs;

(e)	bad debt;

(f)	amounts repaid or credited by reasons of defects, rejections, recalls, returns; and

(g)	tariffs, duties, excise, sales, value-added and other similar taxes (other than taxes based on income).

“Non-Renewal Fee” has the meaning set forth in Section 9.7.

“Non-Renewal Notice” has the meaning set forth in Section 9.1.

“Party” means either Synergy or Knight and “Parties” means both Synergy and Knight.

“Regulatory Approval” means any and all approvals, marketing authorizations, registrations and licenses (including amendments and supplements thereto) necessary from a Governmental Authority for the Commercialization or manufacture of the Licensed Products in or for the Territory.

“Regulatory Submissions” means all applications, filings, dossiers and the like submitted to a Governmental Authority for the purpose of obtaining Regulatory Approval.

“Renewable Term” has the meaning set forth in Section 9.1.

“SDEA” means the Safety Data Exchange Agreement to be entered into by the Parties within ninety (90) days after the Effective Date.

“Short Term Inability to Supply” shall mean the inability to supply at least seventy percent (70%) of the volumes of a Licensed Product indicated in the current forecast that continues for more than sixty (60) days but less than one hundred and twenty (120) days.

“Specifications” means the finished product specifications for each Licensed Product as required by the applicable Regulatory Approval and as may be modified from time to time in accordance with the provisions of this Agreement.

“Supply Price” has the meaning set forth in Section 6.2.

“Synergy Indemnified Party” has the meaning set forth in Section 8.6.

“Synergy Marks” means the trade-marks “FOCUSFactor”, and any other marks Synergy may adopt for use for the Licensed Products.

“Synergy Patents” means all patents in the Territory, including patent applications, continuations, divisional patents, re-examined patents, reissued patents, and foreign equivalents thereof, that are owned by or licensed to Synergy which claim inventions reasonably necessary for the Commercialization of the Licensed Products in the Territory.

“Term” means the Initial Term or a Renewal Term.

“Territory” means Canada and, subject to Section 12, may also include one or more of the Additional Territories.

“Third Party” means any person other than the Parties and their Affiliates.

1.2	Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof

1.3	Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

1.4	Sections and Headings. The term “Section” refers to the specified Section of this Agreement, unless otherwise specified. Headings and captions of the Sections hereof are for convenience only and are not to be used in the interpretation of this Agreement.

1.5	Canadian Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States, unless otherwise noted.

1.6	Date References. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

1.7	Gender. Words of one gender include the other gender.

1.8	Include, Includes, Including. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

1.9	Solidary Obligations. Unless specified otherwise in this Agreement, the obligations of any Party consisting of more than one person are solidary (joint and several).

1.10	No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

1.11	Number of Days. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

1.12	Party References. Reference to any Party includes the successors and permitted assigns of that Party.

1.13	Singular/Plural. Words using the singular or plural number also include the plural or singular number, respectively.

2.	GRANT OF RIGHTS

2.1	Appointment. Subject to the terms of this Agreement, Synergy, on behalf of itself and its Affiliates, hereby appoints Knight as its exclusive distributor of Licensed Products in the Territory for the Term and further grants to Knight and Knight hereby accepts, for the Term, and for the Territory only, an exclusive license under the Synergy Patents and Know-How to Commercialize the Licensed Products.

2.2	Sublicensing. Knight may sublicense its rights granted hereunder or use sub-distributors or third party service providers to exercise its right or fulfill its obligations hereunder. All sublicense agreements, distribution or other arrangements or agreements shall be consistent with the terms and conditions of this Agreement, and Knight assumes full responsibility for any actions taken by or omissions by any sublicensee, distributor or other party and any of the expenses, costs, or fees incurred by any sublicensee, distributor or other party.

2.3	No Implied Licenses. Neither Party grants to the other Party any right or license to use any of its intellectual property, Know-How or other proprietary information, materials or technology, or to practice any of its patent, trademark, or trade dress rights, except as expressly set forth in this Agreement.

2.4	Restriction on Knight Sales. Knight shall not: (i) knowingly solicit or accept orders for distribution of Licensed Products to a Third Party outside the Territory; (ii) knowingly distribute any Licensed Products for sale or use outside the Territory; or (iii) supply any Third Party that has distributed or offered to distribute Licensed Products outside the Territory after Knight has actual knowledge that said Third Party has distributed or offered to distribute Licensed Products obtained from Knight outside of the Territory.

2.5	Restriction on Synergy Sales. Synergy shall not: (i) knowingly solicit or accept orders for distribution of Licensed Products to a Third Party for sale or distribution in the Territory; (ii) knowingly distribute any Licensed Products for sale or use in the Territory; or (iii) supply any Third Party that has distributed or offered to distribute Licensed Products in the Territory after Synergy has actual knowledge that said Third Party has distributed or offered to distribute Licensed Products obtained from Synergy in the Territory.

2.6	Performance by Affiliates. The Parties agree that their respective rights and obligations may be exercised or performed by any of their Affiliates; provided, however, that each Party shall be fully responsible and liable for the actions of such Affiliates in the performance of such obligations and shall ensure that such Affiliate complies with the terms of this Agreement.

3	REGULATORY AND DEVELOPMENT

3.1	Regulatory Submissions. Knight shall be solely responsible, at its expense, for preparing, filing, and managing any Regulatory Submission and for maintaining any Regulatory Approval for the Licensed Products in the Territory. Synergy shall provide reasonable assistance to Knight in making submissions to Governmental Authorities and maintaining such Regulatory Approvals. Unless otherwise required by Applicable Law, any Regulatory Approvals shall be filed, owned and held in the name of Knight. Knight shall notify Synergy of all Regulatory Submissions that it submits.

3.2	Regulatory Correspondence. Each Party shall promptly (and in any event, within five (5) Business Days of the date of receipt of notice) notify the other Party in writing of, and shall provide the other Party with copies of, any material correspondence received from a Governmental Authority in the Territory. In the event that a Party receives any material regulatory letter requiring a response, the other Party will cooperate fully with the receiving Party in preparing such response and will promptly provide the receiving Party with any data or information required by the Receiving Party in preparing any such response.
3.3	Other Covenants of Knight. In addition to its other obligations, commitments and undertakings set out in this Agreement, Knight agrees to:

(a)	assume the reasonable costs of intellectual property fdings, procurement and maintenance for all intellectual property applications and registrations associated with the Licensed Products in the Territory, provided that all intellectual property rights relating to the Licensed Products shall remain the exclusive property of Synergy ;

(b)	assume all marketing, sales and distribution expenses related to the commercialization of the Licensed Products in the Territory; and

(c)	prepare an annual marketing and sales plan relating to the Licensed Products in the Territory.

3.4	Other Covenants of Synergy. In addition to its other obligations, commitments and undertakings set out in this Agreement, Synergy agrees to:

(a)	provide Knight with all documentation relating to the submissions for Regulatory Approval to the U S. Food and Drug Administration or the European Medicines Agency for the Licensed Products within one (1) month from submission;

(b)	where applicable, provide reasonable assistance to Knight with the Regulatory Submission of the Licensed Products in the Territory;

(c)	provide full assistance and cooperation with respect to securing intellectual property protection in the Territory for the Licensed Products;

(d)	not assign the intellectual property associated with Licensed Products to any Third Party;

(e)	coordinate Launch activities with Knight, including pharmacovigilence, pricing, reimbursement, positioning and health care conferences;

(f)	promptly provide United States international marketing and sales materials used for the Licensed Products.

4	TRADEMARKS

4.1	Trade-Mark License. Synergy hereby grants to Knight, for the Term, an exclusive, royalty-free license to use the Synergy Marks in the Territory in association with the Licensed Products.

4.2	Ownership. Knight acknowledges that the Synergy Marks are owned by Synergy. The Synergy Marks shall be and remain the sole and exclusive property of Synergy. Knight shall not contest the ownership of the Synergy Marks or the validity of any registration relating thereto. Knight agrees, at the request of Synergy, to execute any and all proper documents appropriate to assist Synergy in obtaining and maintaining Synergy’s rights in and to the Synergy Marks.

4.3	Licensed Products to Bear Mark. Licensed Products distributed by Knight under this Agreement shall bear the Synergy Marks together with a notice that the Synergy Marks are used under license from Synergy, subject to the approval of such labeling by appropriate Governmental Authorities. Knight shall submit to Synergy, for prior approval, which shall not be unreasonably withheld, a representative sample of any marketing or promotional materials prepared by Knight, bearing the Synergy Marks.

4.4	No Similar Mark. Knight will not, without Synergy’s prior written consent, register or use in connection with any product, any trade-mark that is confusingly similar to the Synergy Marks.

5	COMMERCIALIZATION

5.1	Safety Data Exchange Agreement. The parties agree to develop and commit to a Safety Data Exchange Agreement (“SDEA”) that allows them to fulfill their respective regulatory and pharmacovigilence obligations relating to Adverse Drug Event and Adverse Drug Reaction reporting. Such SDEA will be completed within ninety (90) days after the Effective Date.

5.2	Quality Complaint Reporting. Knight shall be solely responsible for collecting and responding to any product quality complaint relating to the Licensed Products received from a customer in the Territory. Synergy shall investigate and provide Knight, in a timely manner, with reports resulting from such investigations. If Synergy receives a product quality complaint relating to the Licensed Products from a customer in the Territory, it shall investigate and promptly report the investigation results to Knight, who will be solely responsible for communication and response, if any, to the customer in the Territory. Furthermore, Synergy shall be responsible for investigating and submitting reports to Knight respecting any product quality complaints related to the manufacturing of the Licensed Products.

5.3

Other Information. In addition to the foregoing information to be provided, each Party shall provide to the other Party with any: (i) information relating to the efficacy and/or safety of the Licensed Products, including any recall of the Licensed Products; (ii) complaints from customers, healthcare professionals or competitors in the Territory relating to the Licensed Products; (iii) information relating to any potential liability to any Third Party in the Territory that is reasonably likely to arise for either Party in connection with the manufacture, or Commercialization of the Licensed Products in the Territory; (iv) information relating to any inspections, inquiries, issues raised or actions taken by any Governmental Authority in the Territory; and (v) any other information necessary or reasonably desirable to enable each Party to comply with any Applicable Law in the Territory or elsewhere.

5.4	Recall. Knight shall advise Synergy of any Governmental Authority initiated mandatory recall of Licensed Products in the Territory. Knight shall not initiate any voluntary recall of Licensed Products in the Territory without prior notice to and consultation with Synergy. Prior to executing any recall of Licensed Products in the Territory, Knight shall review with Synergy the proposed manner in which the recall is to be carried out. Knight will give due consideration to any reasonable recommendation from Synergy as to the manner of conducting the recall, provided that it is agreeable to the applicable Governmental Authority. Knight shall communicate directly with the applicable Governmental Authorities in relation to a Licensed Products recall in the Territory. If any Licensed Products recall in the Territory results from improper handling, shipping or storage of Licensed Products by Knight, and in no way results from the manufacture, control, handling, shipping or storage of the Licensed Products before receipt by Knight, the costs associated with the recall shall be paid by Knight and Knight shall indemnify Synergy against any Third Party claims in connection with the recall. If the recall results from any cause or issue other than ones for which Knight is responsible as set forth in the prior sentence, all costs and expenses arising from the recall, including any costs associated with replacing recalled Licensed Products, shall be paid for by Synergy and Synergy shall indemnify Knight against any Third Party Claims in connection therewith.

6	MANUFACTURE AND SUPPLY

6.1	Manufacture by Synergy. During the Term, Knight agrees to obtain exclusively from Synergy all Knight’s requirements of the Licensed Products for the Territory. Synergy agrees to supply Knight with all of its requirements of Licensed Products as set forth in each order submitted by Knight. Synergy may, at its discretion, use the services of a contract manufacturer to manufacture and package the Licensed Products.

6.2	Price. Synergy shall supply Licensed Products at a cost to Knight equal to Synergy’s Cost of Goods plus ten percent (10%), plus applicable sales taxes. Payment of such amounts shall be made by Knight to Synergy within thirty-five (35) days following Knight’s receive of an invoice from Synergy.

6.3	Orders. Knight shall order Licensed Products from Synergy by submitting purchase orders to Synergy. Such purchase order shall specify, at a minimum, the desired delivery date, unit quantity, place of delivery and an order number. Knight shall order Licensed Products. The initial purchase order will have a lead time of between sixty (60) and ninety (90) days between the time when an order for Licensed Products is submitted to Synergy until the Licensed Products is delivered to Knight. Thereafter, the purchase order will have not less than five (5) Business Days lead time

6.4	Delivery Terms. Licensed Products will, at Knight’s direction, be shipped directly to Knight or to a Third Party in the Territory designated by Knight. The terms for delivery of orders of Licensed Products shall be FOB (Incoterms 2010) Synergy’s manufacturer’s facility in the United States.

6.5	Packaging and Labeling. Knight shall determine the artwork and design for the packaging and labelling in the Territory in consultation with Synergy. Knight shall be entitled to have its trade-marks displayed on the packaging for the Licensed Products. Knight shall be responsible for the costs associated with the development of Knight’s artwork for the packaging and labeling of the Licensed Products for Launch and for any changes thereto made at Knight’s request or for any special packaging required by Knight or a Governmental Authority.

6.6	Specifications. Licensed Products manufactured and supplied to Knight hereunder shall conform to the Specifications which may be changed from time to time upon mutual agreement, or as required by any Governmental Authority.

6.7	GIMP. All manufacture and quality control operations by Synergy or its designee shall be in compliance with GMP.

6.8	Shelf Life. All Licensed Products supplied by Synergy hereunder shall have not less than eighty-five percent (85%) of its shelf life remaining upon delivery to Knight.

6.9	Quality Agreement. The Parties shall enter into a quality agreement regarding supply of Licensed Products by Synergy to Knight, incorporating provisions that are standard in the pharmaceutical field within ninety (90) days of the Effective Date.

6.10	Changes. A Party shall promptly notify the other Party in writing of all proposed changes, whether voluntary or involuntary, including those arising from a request from a Governmental Authority, concerning the quality of Licensed Products and/or documentation or other items for such changes relating to the quality of the Licensed Products. The Parties shall negotiate in good faith towards an appropriate response to a Governmental Authority in respect of each proposed change in the quality of the Licensed Products including any costs associated with implementing said changes. Synergy shall notify Knight of any proposed change in manufacturing facility or manufacturing procedures.

6.11	Minor Changes. Minor changes in the procedures for manufacture or quality control that do not require approval from a Governmental Authority or that will not affect Regulatory Approvals will be communicated by Synergy to Knight in an annual review.

6.12	Release to Knight. Synergy, or its designee, shall only release for shipment to Knight, finished batches of Licensed Products that have been examined by Synergy for compliance with the Specifications. Synergy is responsible for conducting, or having conducted, all required stability and release testing to ensure that the finished batches of Licensed Products are in compliance with the Specifications.

6.13	Quality Audit. During normal working hours and upon reasonable notice, Knight shall be entitled to inspect areas within Synergy’s or its contract manufacturer’s establishment where Licensed Products are manufactured or stored, and to inspect the manufacturing, packaging, and quality control records relating to the Licensed Products.

6.14

Government Inspections. Synergy shall make its internal practices, and its manufacturing, packaging, and quality control records relating to the Licensed Products available to Governmental Authorities and will allow access to all facilities used for manufacturing the Licensed Products to the applicable Governmental Authorities for the purposes of determining Synergy’s compliance with Applicable Laws. Synergy agrees to advise Knight immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within three (3) Business Days after any unannounced visit or inspection, by a Governmental Authority in the Territory relating to the Licensed Products. Synergy shall provide Knight with a reasonable description in writing of each such visit or inspection promptly thereafter, and with copies of any letters, reports or other documents issued by any such Governmental Authorities that relate to the Licensed Products.

6.15	Defects. Any claim by Knight regarding an apparent failure of the Licensed Products to comply with the Specifications must be made in writing with full particulars within thirty (30) days after receipt of the Licensed Products by Knight. In the case of latent defects, such defects shall be reported to Synergy within thirty (30) days of Knight having actual notice of the defect. In case of a justifiable claim for defect because of a failure of the Licensed Products to conform to the Specifications, Synergy or its designee shall, without charge, promptly replace the defective portion with supplies that are in compliance with such Specifications. Synergy shall assume all costs associated with transportation of replacement Licensed Products. Knight shall follow any reasonable instructions to return to Synergy or dispose of, in either event at Synergy’s expense, any quantities of Licensed Products as aforesaid that are not in compliance with the Specifications.

6.16	Independent Lab. If Synergy does not agree with Knight that the Licensed Products rejected by Knight fails to conform to the Specifications, the matter will be submitted for analysis to an independent laboratory agreed between the Parties. The decision of such independent laboratory following its analysis of the Licensed Products shall be final. The cost of the analysis, as well as the costs associated with reasonable shipping, handling, and storage of any Licensed Products under dispute as to compliance with the Specifications, shall be borne by the Party who was in error.

6.17	Short Shipment. If Knight determines that there is a shortage in the quantity of any shipment of Licensed Products (from quantities specified in the relevant bill of lading or other shipping documents), and it is determined that discrepancy existed at the time it was delivered to Knight from Synergy, Knight shall notify Synergy in writing as soon as reasonably possible, and Synergy shall make up the shortage within thirty (30) days of such notification at no additional cost to Knight.

6.18	Failure.

(a)	In the event of any Short Term Inability to Supply the Product in the Territory, Synergy shall be liable for payments to Knight as follows: (i) reimbursement for Knight’s share of all Licensed Products lost sales attributable to the Short Term Inability to Supply and quantified by Knight using commercially reasonable methods and (ii) all reasonable direct expenses incurred by Knight in dealing with and attempting to manage and resolve such Short Term Inability to Supply in the Territory, including but not limited to bona fide sales and marketing expenses and penalties imposed by distributors and wholesalers. Knight shall attempt to quantify the financial impact of any Short Term Inability to Supply, in writing, as soon as reasonably possible to Synergy and shall use all reasonable efforts to mitigate such impact. Payments due under this Section 6.18 shall be payable within thirty (30) days of receipt of said claim. In the event that two (2) Short Term Inability to Supply events occur within twenty four (24) month period, then Synergy shall, upon Knight’s request and Synergy’s expense, be required to enter into a contract manufacturing agreement with a Third Party for the manufacture in the Territory and supply of the Licensed Products to the Knight.

(b)	In the event of a Long Term Inability to Supply, Knight shall be entitled to all of the rights and recourses set forth in Section 6.18(a). In addition, Knight shall be entitled by notice in writing to terminate the supply arrangements contemplated in this Agreement, in which event:

(i)	Knight shall be entitled to purchase the Licensed Products from a Third Party. For greater certainty. Synergy shall grant to a Third Party designated by the Knight the non-exclusive license to use all relevant intellectual property for or in respect of the manufacture of the Licensed Products for commercialization in the Territory.

(ii)	Synergy shall provide such assistance as is required by Knight acting reasonably, from time to time to assist in sourcing the Licensed Products from a third party.

(iii)	Without limiting the generality of the foregoing. Synergy shall enter into a technology transfer agreement with a Third Party manufacturer selected by Knight under which Synergy shall transfer to the selected manufacturer all technical information necessary to manufacture the Licensed Products and supply the Licensed Products in the Territory.

6.19	Shortfall. In the event of an interruption or shortfall in supply of Licensed Products, for whatever reason, that exceeds ninety (90) days in duration, such that not all purchase orders for Licensed Products hereunder can be met, then Synergy shall immediately notify Knight and shall allocate a prorated share of its available sources and supplies among Knight and Synergy’s other partners (distributors, licensees, agents,) and internal needs, based on the respective forecasted commercial supply requirements of each of the parties for that allocation period. In any case, the Parties will discuss and agree in good faith on acceptable delivery dates and measures to mitigate the effects of the interruption or shortfall. Synergy shall use commercially reasonable efforts to eliminate, cure or overcome such shortage and to resume performance of its obligations hereunder as soon as reasonably possible.

6.20	Capacity and Supply. Synergy will maintain sufficient manufacturing time in its production schedule to provide consistent availability of Licensed Products to meet Knight’s firm orders. Synergy shall maintain or cause its contract manufacturer to maintain sufficient volumes of Licensed Products as Knight and Synergy, each acting reasonably and based on the then current and anticipated sales, from time to time determine.

6.21	Payment Method. All payment due to Synergy hereunder will be paid in United States Dollars by wire transfer to an account designated by Synergy.

6.22	Record Retention. Synergy will maintain complete and accurate books, records, and accounts used for the determination of expenses, deductions, credits, or other relevant factors in connection with the calculation of Cost of Goods, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records, and accounts will be retained until three (3) years after the end of the period to which such books, records, and accounts pertain.

6.23	Audit. During the Term of this Agreement and for three (3) years thereafter, Knight will have the right to have an independent certified public accounting firm of internationally recognized standing access during normal business hours, and upon reasonable prior written notice, to such of the records of Synergy as may be reasonably necessary to verify the accuracy of Cost of Goods for any Calendar Quarter. The accounting firm will disclose to the Parties only whether the Cost of Goods reported by Synergy is correct or incorrect and the specific details concerning any discrepancies. The auditing Party will bear all costs of such audit, unless the audit reveals a discrepancy in the auditing Party’s favor of more than five percent (5%), in which case the other Party will bear the cost of the audit. Each Party will treat all information subject to review under this Section 6 as Confidential Information and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

6.24	Payment of Additional Amounts. If, based on the results of any audit under Section 6.23, payments are owed by one Party to the other under this Agreement, then the Party having such obligation will make such payment promptly after the accounting firm’s written report is delivered by courier or registered mail to both Parties.

7.	INTELLECTUAL PROPERTY

7.1	Notification of Third Party Infringement. Each Party shall promptly disclose to the other in writing within ten (10) Business Days, any actual, alleged, or threatened Third Party infringement or misappropriation in the Territory of any Synergy Patent and any actual, alleged or threatened infringement or passing off of the Synergy Mark, of which such Party becomes aware.

7.2	Response to Third Party Infringement. Synergy shall have the first right, but not any obligation, to respond to any actual or threatened infringement of an Synergy Patent, the Synergy Mark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Territory relating to the Licensed Products. If Synergy elects to respond to any actual or threatened infringement by initiating a proceeding. Synergy shall use legal counsel of its choice at its expense and shall have full control over the conduct of such proceeding. Synergy may settle or compromise any such proceeding without the consent of Knight; provided, however, that if such settlement affects Knight’s rights under this Agreement, or Knight’s ability to Commercialize the Licensed Products within the Territory, or otherwise requires Knight to admit wrongdoing, fault, or liability. Synergy will not settle or compromise any such proceeding without the consent of Knight, such consent not to be unreasonably withheld, conditioned, or delayed. If Synergy elects not to respond to any actual or threatened infringement of an Synergy Patent, the Synergy Mark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Territory relating to the Licensed Products, then Knight shall have the right, but not the obligation, to take action, at its sole expense, in which case Knight shall have full control over the conduct of such proceeding and Knight may settle or compromise any such proceeding without the consent of Synergy; provided, however, that if such settlement affects Synergy’s intellectual property rights or its rights under this Agreement, or Synergy’s ability to Commercialize the Licensed Products outside the Territory, or otherwise requires Synergy to admit wrongdoing, fault, or liability, Knight will not settle or compromise any such proceeding without the consent of Synergy, such consent not to be unreasonably withheld, conditioned, or delayed. Knight shall be solely responsible for any legal costs or damages awards made in any proceeding that is initiated by Knight in the event that Synergy elects not to respond to any actual or threatened infringement.

7.3	Cooperation. Each Party shall cooperate reasonably, at its expense, in any enforcement effort initiated by the other Party. The Parties nor their Affiliates shall contest any joinder in any proceeding sought to be brought by the other Party if such joinder is required by Law.

7.4	Recovery. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any monetary award recovered from a Third Party in connection with any proceeding initiated to protect, maintain, defend, or enforce any intellectual property in the Territory or recovered from a Third Party in connection with any proceeding initiated for infringement or misappropriation of intellectual property shall first be used to reimburse the Parties for any out-of-pocket legal expenses relating to such proceeding and the balance being retained by the Party that brought and controlled such litigation.

7.5	Infringement of Third Party IP. If either Party becomes aware that its activities performed hereunder may constitute actual or alleged infringement or misappropriation of the intellectual property rights of a Third Party, it shall promptly notify the other Party and the Parties shall discuss a strategy to defend or mitigate against any actual or alleged infringement.

8.	REPRESENTATION AND WARRANTIES

8 1	Synergy Covenants, Representations and Warranties Synergy covenants, represents and warrants (as the case may be) to Knight that:

(a)	Synergy is a corporation duly organized, validly existing and in good standing under the laws of Nevada;

(b)	Synergy has the legal right and authority to enter into this Agreement;

(c)	Synergy has taken all necessary actions to authorize the execution, delivery and performance of this Agreement;

(d)	Synergy has obtained all consents, licenses and authorizations that are necessary to perform its obligations under this Agreement;

(e)	Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Synergy, enforceable against Synergy in accordance with its terms, except to the extent enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies or equitable principles;

(f)	The performance of Synergy’s obligations under this Agreement will not conflict with its organizational documents, as amended, or result in a breach of any material agreements or contracts to which it is a party;

(g)	Synergy has not and will not, during the term of this Agreement, enter into any material agreements or contracts that would conflict with its obligations under this Agreement;

(h)	Synergy owns or licenses all of the Synergy Patents licensed to Knight pursuant to this Agreement and the Synergy Patents licensed to Knight pursuant to this Agreement are all of the patents owned or licensed by Synergy that are reasonably necessary for Knight to carry out its obligations and exercise its rights under this Agreement;

(i)	Synergy has not received any notice that the manufacture, sale, or use of the Licensed Products in the Territory infringes upon any intellectual property rights of any Third Parties in the Territory;

(j)	Synergy has not received any notice from a Third Party that any issued Synergy Patent is invalid or unenforceable for any reason;

(k)	To the knowledge of Synergy, there are no activities being carried out by Third Parties in the Territory that would constitute infringement or misappropriation of the Synergy Patents or the Synergy Mark;

(l)	Licensed Products manufactured by Synergy and provided to Knight pursuant to this Agreement will meet the Specifications at the time of delivery to Knight and will have been manufactured in accordance with the requirements of GMP.

8.2	Knight Representations and Warranties. Knight covenants, represents and warrants to

Synergy (as the case may be) as follows:

(a)	Knight is a corporation duly organized, validly existing and in good standing, under the laws of Barbados.

(b)	Knight has the legal right, authority, and power to enter into this Agreement.

(c)	Knight has taken all necessary action to authorize the execution, delivery, and performance of this Agreement.

(d)	Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Knight, enforceable against Knight in accordance with its terms, except to the extent enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies or equitable principles.

(e)	The performance of Knight’s obligations under this Agreement will not conflict with its organizational documents or result in a breach of any material agreements or contracts to which any is a party.

(f)	Knight has not and will not, during the term of this Agreement, enter into any material agreements or contracts that would be inconsistent with its obligations under this Agreement.

(g)	Neither Knight nor its Affiliates will initiate a proceeding to challenge the validity or enforceability of any Synergy Patent or the Synergy Marks, or directly or indirectly assist any Third Party with respect to any such proceeding.

8.3	WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED PRODUCTS OR ANY TECHNOLOGY OR ANY LICENSE GRANTED BY EITHER PARTY HEREUNDER. SYNERGY DOES NOT WARRANT NOR REPRESENT THAT ANY OF THE SYNERGY PATENTS ARE VALID OR ENFORCEABLE

8.4	LIMITATIONS OF LIABILITY. WITHOUT LIMITING THE PARTIES’ OBLIGATIONS REGARDING INDEMNIFICATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY WHO MAY BENEFIT FROM ANY PROVISION OF THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER

8.5

Indemnification by Synergy. Synergy hereby agrees to defend, indemnify, and hold Knight, its Affiliates and their respective officers, directors, employees and agents, (each a “Knight Indemnified Party”) harmless from and against any Third Party’s claims for loss, damage, or liability resulting from: (i) any breach of this Agreement or any warranty or covenant provided in this Agreement by Synergy or an Affiliate of Synergy; (ii) any violation of Applicable Law by Synergy or its Affiliates; and (iii) any negligent act or omission or willful misconduct of Synergy or its Affiliates; (iv) any claim that the sale by Knight or its Affiliates, of the Licensed Products infringes on intellectual property rights in the Territory of any other person; (v) any claim arising from any use, within the approved labelling, made by any person of any of the Licensed Products; in all cases, except to the extent such Third Party’s claim for loss, damage or liability is the result of: (i) any breach of this Agreement by Knight or a Knight Indemnified Party, (ii) any violation of Applicable Law by Knight or a Knight Indemnified Party, or (iii) any negligent act or omission or willful misconduct of Knight or a Knight Indemnified Party.

8.6	Indemnification by Knight. Knight hereby agrees to defend, indemnify, and hold Synergy, its Affiliates and their respective officers, directors, employees and agents, (each a “Synergy Indemnified Party”) harmless from and against any Third Party’s claims for loss, damage, or liability resulting from: (i) any breach of this Agreement or any warranty or covenant provided in this Agreement by Knight or an Affiliate of Knight; (ii) any violation of Applicable Law by Knight or its Affiliates; and (iii) any negligent act or omission or willful misconduct of Knight or its Affiliates; in all cases, except to the extent such Third Party’s claim for loss, damage or liability is the result of: (i) any breach of this Agreement by Synergy or an Synergy Indemnified Party, (ii) any violation of Applicable Law by Synergy or an Synergy Indemnified Party, or (iii) any negligent act or omission or willful misconduct of Synergy or an Synergy Indemnified Party.

8.7	Indemnification Procedure. If an indemnified party intends to claim indemnification under this Section 8, such party shall promptly notify the other party of any loss, claim, damage, liability or action in respect of which the indemnified party intends to claim such indemnification, and the indemnifying party shall have a first opportunity to assume the sole defense thereof with counsel selected by the indemnifying party and approved by the indemnified party acting reasonably; provided, however, that an indemnified party shall have the right to retain its own counsel and participate fully in the defense, with the fees and expenses to be paid by the indemnified party. The failure or delay to deliver notice to the indemnifying party, within a reasonable time after the commencement of any such proceeding, if irreparably prejudicial to the indemnifying party’s ability to defend such proceeding, shall relieve the indemnifying party of any and all liability to the indemnified party under this Section 8. The indemnified party shall cooperate fully with the indemnifying party and their legal representatives in the investigation of any loss, claim, damage, or liability covered by this indemnification, and shall mitigate such loss and damages. Any amount payable in order to satisfy an indemnity hereunder shall be paid as soon as reasonably possible after the indemnified party has incurred an indemnified expense and notified the indemnifying party thereof.

8.8	Compliance with Law. Each Party shall comply, and shall require their Affiliates and permitted sublicensees to comply, with all Applicable Laws relative to their obligations hereunder.

8.9	Insurance. The Parties shall maintain insurance, including product liability insurance, that is adequate to cover their obligations hereunder and that is consistent with normal business practices of prudent corporations engaged in the same or a similar business. The Parties acknowledge and agree that such insurance shall not be construed to create a limit with respect to their indemnification obligations.
9.	TERM AND TERMINATION

9.1	Term. This Agreement will take effect from the Effective Date and, unless earlier terminated in accordance with the terms herein, will continue in full force and effect for fifteen (15) years from the Launch (the “Initial Term”). This Agreement shall automatically renew for successive fifteen (15) year periods (each a “Renewal Term”) unless, at least one (1) year prior to the expiry of the Initial Term or Renewal Term, either Party provides the other with written notice of its intention not to renew the Agreement (a “Non-Renewal Notice”) at the end of the applicable period, and further provided that if the notifying Party is Synergy, it shall be obliged to pay to Knight the Non-Renewal Fee set out in Section 9.7 below.

9.2	Termination for Breach. Either Party may terminate this Agreement by written notice to the other Party with immediate effect in the following cases:

(a)	In the event of a petition in bankmptcy or insolvency of the other Party, or in case of the filing by the other Party of any petition or answer seeking reorganization, readjustment, or rearrangement of its business under any law or any government regulation relating to bankruptcy or insolvency, or in case of the institution by the other Party of any proceedings for the liquidation or winding up of its business, or for the termination of its corporate charter.

(b)	If the other Party is otherwise in material default or breach of this Agreement and such default or breach is not cured within (i) sixty (60) days after written notice thereof is delivered to the defaulting or breaching Party (thirty (30) days in the case of Knight’s failure to pay any amounts due hereunder), or (ii) in the case of a breach that cannot be cured within sixty (60) days, within a reasonable period not exceeding one hundred twenty (120) days after written notice thereof is delivered to the defaulting or breaching Party.

9.3	Termination of Knight. Knight may terminate this Agreement in whole or in part (with respect to a particular Licensed Product Territory or Additional Territory) by notice in writing given no less than sixty (60) days prior to the intended termination date.

9.4	Effect of Termination. Upon expiry or termination of this Agreement, all licenses and rights granted by Synergy hereunder shall terminate and Knight undertakes to:

(a)	except as provided for in Section 9.6, cease any Commercialization of the Licensed Products in the Territory; and

(b)	within thirty (30) days or expiry or termination, transfer title to all current and pending Regulatory Approvals for the Licensed Products to Synergy and assist Synergy, at Synergy’s cost, in submitting appropriate documents to transfer the Regulatory Approvals for the Licensed Products to Synergy or its designee.

9.5	Survival. In the event of the termination of this Agreement for any reason, the following provisions of this Agreement shall survive Sections 1, 7, 9, 10 and 12 and any other terms which, by their nature, require or contemplate performance by the Parties after expiry or termination. In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination.

9.6	Sell-Off of Inventory. Upon termination of this Agreement, Knight shall be entitled to sell off any inventory of the Licensed Products in Knight’s possession or control or which are subject to binding purchase orders on the date such termination is effective.

9.7	Non-Renewal Fee. In the event that Synergy issues a Non-Renewal Notice, it shall be obliged to pay to Knight an amount equal to the Net Sales of the Licensed Products as achieved by Knight in the Territory during the eight (8) Calendar Quarters preceding the date of such notice, plus all applicable taxes (the “Non-Renewal Fee”). Within sixty (60) days of its receipt of the Non-Renewal Notice, Knight shall issue an invoice for the payment of the Non-Renewal Fee which shall include reasonable details as to the calculation of the said amount. The Non-Renewal Fee shall be payable by Synergy within thirty (30) days of the issuance of the said invoice.

10.	DISPUTE RESOLUTION

10.1	Arbitration. Except as otherwise expressly provided herein, any dispute or claim arising out of or relating to this Agreement, or to the breach, termination, or validity of this Agreement, will be resolved as follows: each Party shall discuss the matter and make reasonable efforts to attempt to resolve the dispute. If the Parties are unable to resolve, the dispute a CEO or President of each Party will meet within thirty days (30) of a request to attempt to resolve such dispute being made by a Party. If the CEOs or Presidents cannot resolve the dispute through good faith negotiations within sixty (60) days after a Party requests such meeting, then the Parties shall resort to binding arbitration before a single arbitrator using the arbitration procedures set forth under the simplified rules of the American Arbitration Association under its Commercial Arbitration Rules. Any hearing in the course of the arbitration shall be held in New York New York in the English language. The decision of the arbitrator shall be final and not subject to appeal and the arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the parties, between or among the parties in such manner as the arbitrator considers reasonable. All matters in relation to the arbitration shall be kept confidential to the full extent permitted by law, and no individual shall be appointed as an arbitrator unless he or she agrees in writing to be bound by this provision.

10.2	Irreparable Harm. Notwithstanding anything to the contrary in Section 10.2, if either Party in its sole judgment, acting reasonably, believes that any such dispute could cause it irreparable harm, such Party (i) will be entitled to seek equitable relief in order to avoid such irreparable harm and (ii) will not be required to follow the procedures set forth in Section 10.2.

11.	KNIGHT OPTION FOR ADDITIONAL TERRITORIES

Knight (directly or through one of its Affdiates) shall have the option to become Synergy’s exclusive distribution partner for either or both of the Licensed Products in any one or more of Israel, Russia and Sub-Saharan Africa (each an “Additional Territory”) under the same terms and conditions as this Agreement. Knight shall inform Synergy of its intention to exercise such right (directly or through one of its Affdiates) at any time or from time to time by notice in writing. If Knight exercises such right, then the said Additional Territories and the Licensed Product(s) referred to in such Territory shall be deemed to be part of the “Territory” for all purposes of this Agreement. Where the option is exercised on behalf of a Knight Affiliate, the parties shall enter into a separate and identified agreement concerning the particular Licensed Product and Additional Territory.

12.	OTHER PROVISIONS

12.1	Withholding Tax. Knight will make all payments to Synergy under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment. Any tax required to be withheld on amounts payable by Knight under this Agreement will be timely paid by Knight on behalf of Synergy to the appropriate Governmental Authority, and Knight will furnish Synergy with the corresponding proof of payment of such tax, as may be required in order to enable Synergy to request reimbursement or deduction of the withheld amount, or to otherwise comply with its duties. Knight and Synergy agree to cooperate to legally minimize and reduce such withholding taxes and provide any information or documentation required by any taxing authority.

12.2	Further Assurances. Upon request by either Party and at such Party’s expense, the other Party shall do such further acts and execute such additional agreements and instruments as may be reasonably necessary to give effect to the purposes of this Agreement.

12.3	Independent status. Each Party shall act as an independent contractor and shall not bind nor attempt to bind the other Party to any contract, nor any performance of obligations outside of the license agreement. Nothing contained or done under the Agreement shall be interpreted as constituting either Party the agent of the other in any sense of the term whatsoever or in the relationship of partners or joint venturers.

12.4	Assignment. Except in connection with the acquisition of a Party or the sale of all or substantially all of the assets of such Party, this Agreement may not be, directly or indirectly, assigned or transferred, in whole or in part, by a Party to a Third Party without the prior written consent of the other Party. The rights and obligations contained herein shall enure to the benefit of each Party’s successors and permitted assigns, and shall be binding on and enforceable against the relevant Party’s successors and permitted assigns. Any reference in this Agreement to any Party shall be construed accordingly.

12.5	Compliance with law. Each Party shall comply with, and shall not be in violation of any valid applicable international, national, provincial or local statutes, laws, ordinances, rules, regulations, or other governmental orders of the Territory.

12.6	Force Majeure. No Party shall be responsible for a failure or delay in performance of any of the obligations hereunder due wars, insurrections, strikes, acts of God, power outages, storms, or actions of regulatory agencies (such events being defined as “Force Majeure”), provided that the Party seeking relief from its obligations advises the other Party forthwith of the Force Majeure. A Party whose performance of obligations has been delayed by force majeure shall use commercially reasonable efforts to overcome the effect of the Force Majeure as soon as possible. The other Party will have no right to demand indemnity for damage or assert a breach against such Party, provided, however, that if the event of Force Majeure preventing performance shall continue for more than six (6) months and such underlying cause would not also prevent other parties from performing such obligations, then the Party not subject to the event of Force Majeure may terminate this Agreement with a written notice to the other without any liability hereunder, except the obligation to make payments due to such date.

12.7	Notices and Amendments. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand delivery as hereinafter provided. Any such notice, if sent by fax or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section 12.7. Notices and other communications shall be addressed as follows:

(a) In the case of Synergy:

Synergy Strips Corp. c/o Jack Ross 865 Spring Street Westbrook, Maine 04092 Fax:

E-mail:	jack.ross@purebrands.ca

with a copy to:
Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 U.S.A.
Attention:	W. David Mannheim, Esq.
Fax:	(919) 781-4865
E-mail:	dmann heim@ wy ri ck. c om

Knight Therapeutics (Barbados) Inc.
Chancery House High Street
Bridgetown, St. Michael
BB11128
Barbados, WI
Attention:	Andrew C. Ferreira
Fax:	1-246-431-0076

With a copy to:

Davies Ward Phillips & Vineberg LLP 900 Third Avenue 24th Floor
New York, NY 10022
LJ.S.A.
Attention:	Hillel W. Rosen
Fax:	(212)308-0132

12.8	Complete Agreement. This Agreement together with the SDEA, and the Quality Agreement, embodies all of the understandings and obligations between the Parties with respect to the Licensed Products and supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof. Any amendments or supplements to this Agreement shall not be valid unless executed in writing by duly authorized officers of both parties.

12.9	Waiver. No failure to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof. Any waiver granted hereunder shall only be applicable the specific acts covered thereby and shall not apply to any subsequent events, acts, or circumstances.

12.10	Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portion hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

12.11	Governing Law. This Agreement all disputes arising out of or relating to this Agreement, or the performance, enforcement, breach or termination hereof or thereof, and any remedies relating thereto, shall be construed, governed by and interpreted in accordance with the laws of the State of New York.

12.12	Public Announcements. Neither Party shall originate any publicity, news release, or public announcements relating to this Agreement (including, without limitation, its existence, its subject matter, the Parties’ performance, any amendment hereto, or performance hereunder), whether to the public or press, stockholders, or otherwise, without the prior written consent of the other Party, save only such announcements that are required by law or the rules of any relevant stock exchange to be made or that are otherwise agreed to by the Parties. If a Party decides to make an announcement, whether required by law or otherwise, it shall give the other Party reasonable notice of the text of the announcement so that the other Party shall have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests the deletion of any information in any such announcement, the disclosing Party shall delete such information unless, in the opinion of the disclosing Party’s legal counsel, such information is required by law or the rules of any relevant stock exchange to be disclosed. The timing and content of the initial press release relating to this Agreement, if any, including its existence, the subject matter to which it relates and the transactions contemplated herein will, except as otherwise required by law or any stock exchange rules, be determined jointly by the Parties.

12.13	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same Agreement and shall become effective when a counterpart hereof has been signed by each of the Parties and delivered to the other Party.

12.14	Time of Essence. Time shall be of the essence of this Agreement and of each provision hereof.

12.15	English Language. At the request of the parties, this Agreement and the other Loan Documents have been negotiated in the English language and will be or have been executed in the English language. Les soussignes out expressement demande que ce document et tons les documents annexes soient rediges en langue anglaise.

(Signature page follows)

IN WITNESS WHEREOF, the parties have signed this Agreement

By:	/s/ Jack Ross	By:	/s/ [Unintelligible]
Name:	JACK ROSS	Name:	CHANCERY CORPORATE SERVICES LIMITED
Title:	CEO	Title:	SECRETARY